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Exhibit 5.1

[VINSON & ELKINS L.L.P. LETTERHEAD]

May 21, 2004

Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Forest Oil Corporation, a New York corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) of the Commission, in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act") of the common stock, par value $0.10 per share, of the Company (the "Common Stock"). This Registration Statement incorporates by reference the Company's Registration Statement on Form S-3 (No. 333-35270) filed with the Commission on April 20, 2000.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation and Restated Bylaws of the Company, each as amended to the date hereof and such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

        In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendment thereto (including post-effective amendments), will have become effective under the Securities Act, (ii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement, (iii) at the time of any offering or sale of any shares of Common Stock, that the Company will have such number of shares of Common Stock, as set forth in such offering or sale, authorized, established (if applicable) and available for issuance, and (iv) a definitive purchase, underwriting or similar agreement with respect to any shares of Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

        Based upon the foregoing examination and review, we are of the opinion that when (a) the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to approve the issuance and sale of any shares of Common Stock and (b) such shares have been issued and sold as contemplated in the Registration Statement, all such shares will be duly authorized, validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the laws of the United States of America and to the Business Corporation Law of the State of New York.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the any prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

/s/ Vinson & Elkins L.L.P.

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  Exhibit 5.1